SECURITIES AND EXCHANGE COMMISSION

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                          AMENDMENT NO. 9 TO FORM SB-2



                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                                  WIMAX EU, LTD
              (Exact Name of Small Business Issuer in its Charter)

        Nevada                                              91-2006471
(State of Incorporation)       (Primary Standard        (IRS Employer ID No.)
                                Classification Code)

                            356 Pine Avenue, Apt. #1
                         Pacific Grove, California 93950
                                 (831) 372-3006
             (Address and Telephone Number of Registrant's Principal
               Executive Offices and Principal Place of Business)

                                Christopher Miles
                            356 Pine Avenue, Apt. #1
                         Pacific Grove, California 93950
                                 (831) 372-3006
            (Name, Address and Telephone Number of Agent for Service)

                          Copies of communications to:
                              GREGG E. JACLIN, ESQ.
                              ANSLOW & JACLIN, LLP
                          195 Route 9 South, Suite 204
                               Manalapan, NJ 07726
                          TELEPHONE NO.: (732) 409-1212
                          FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

                                     Amount to be    Proposed Maximum  Proposed Maximum
                                     Registered      Aggregate         Aggregate         Amount of
Title of Each Class Of                               Offering Price    Offering Price    Registration fee
Securities to be Registered                          per share
----------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 (1)    9,700,000       $0.10            $  970,000           $114.35


Common Stock, par value $0.001 (2)    4,000,000       $0.10            $  400,000           $ 47.08

Total                                13,700,000       $0.10            $1,370,000           $161.43


(1)  Represents shares held by our selling security holders.

(2) Represents the resale of 4,000,000 shares of common stock underlying the options pursuant to our Stock Option Agreement with Christopher Lee Miles, our President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors. These shares underlying the options are in addition to the 4,000,000 shares currently held by Mr. Miles that are also being registered.

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shareholders were sold to our shareholders in a recent offering. The price of $0.10 is a fixed price at which the selling security holders as well as the shares underlying the option to Christopher Lee Miles may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.





PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JANUARY 24, 2006





The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

                                 WIMAX EU, LTD.

                        9,700,000 SHARES OF COMMON STOCK
            4,000,000 SHARES OF COMMON STOCK UNDERLYING STOCK OPTIONS

The selling shareholders named in this prospectus are offering a total of 9,700,000 shares of our common stock offered through this prospectus. In addition, we are registering the resale of an additional 4,000,000 shares of our common stock underlying the options issued to Christopher Lee Miles pursuant to our Stock Option Agreement with Mr. Christopher Lee Miles, our President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors. Our common stock is presently not traded on any market or securities exchange. The 9,700,000 shares of our common stock and the 4,000,000 shares of common stock underlying the options issued to Mr. Miles can be sold by selling security holders at a fixed price of $.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our common stock will be penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.






The Date Of This Prospectus Is: January 24, 2006

                                     PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS II-1

Our Bylaws provide that we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, to the fullest extent permitted or authorized under law. In certain cases, we may advance expenses incurred in defending any such proceeding. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Securities and Exchange Commission           $                161.43
registration fee
Federal Taxes                                $                     0
State Taxes and Fees                         $                     0
Transfer Agent Fees                          $              5,000.00
Accounting fees and expenses                 $              7,500.00
Legal fees and expenses                      $             25,000.00
Blue Sky fees and expenses                   $                     0
Miscellaneous                                $                     0
--------------------------------------------------------------------
Total                                        $             37,661.43


All amounts are estimates other than the Commission's registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES

On October 1, 2004, we entered into a royalty agreement and an Agreement on Business Rights Transfer with Capital Ventures, Ltd. pursuant to which we agreed to issue 100,000 shares of our common stock. Such shares were not issued until January 2005 and at such time we agreed to issue EuroTech a total of 1,000,000 shares based upon the amount of shares they would have received after the 10-1 forward split undertaken by us on October 15, 2004.. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Eurotech had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On January 15, 2005, we issued 1,500,000 shares to Global Internet Marketing Corp. pursuant to our consulting agreement with Global. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Global had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In January 2005, we completed an offering pursuant to Section 4(2) of the Securities Act of 1933 issued a total of 1,500,000 shares to four investors at a price per share of $.10 for a total of $150,000. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

35215 Yukon Inc.       200,000 shares
35216 Yukon Inc.       300,000 shares
Kenneth Bornstein      300,000 shares
Marquis Investments    700,000 shares

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, 35215 Yukon Inc., 35216 Yukon Inc., Kenneth Bornstein

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

and Marquis Investments had the necessary investment intent as required by
Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

ITEM 27. EXHIBITS.


EXHIBIT
NUMBER                   DESCRIPTION
------                   -----------
3.1      Articles of Incorporation and Amendments*
3.2      By-Laws*
5.1      Opinion of Anslow & Jaclin, LLP
10.1     Consulting Agreement between the Company and Global Internet Marketing
         Corporation dated January 15, 2005*
10.2     Royalty Agreement between the Company and Eurotech Capital Ventures
         Ltd. dated November 10, 2004*
10.3     Agreement on Business Rights Transfer between the Company and Eurotech
         Capital Ventures Ltd. dated November 10, 2004*
10.4     Consulting Agreement between the Company and Natural Ventures dated
         December 1, 2000*
10.5     Agreement dated January 10, 2005 between the Company and Christopher
         Miles*
10.6     Resolution dated January 10, 2005 approving the Stock Option Plan.*
10.7     Addendum to Royalty Agreement between the Company and Eurotech
         Capital Ventures Ltd.**
10.8     Lock-up Agreement with Eurotech Capital Ventures, Ltd.***
10.9     Lock-up Agreement with Natural Ventures Corp.****
10.10    Lock-up Agreement with Global Internet Marketing****
10.11    Lock-up Agreement with 35215 Yukon Inc.*****
10.12    Lock-up Agreement with 35216 Yukon Inc.*****
10.13    Lock-up Agreement with Kenneth Bornstein*****
10.14    Lock-up Agreement with Marquis Investments*****
10.15    Waiver of Participation in Stock Split by Global Internet Marketing******
10.16    Waiver of Participation in Stock Split by Eurotech Capital Ventures******
10.17    Waiver of Participation in Stock Split by Christopher Miles******
10.18    Waiver of Participation in Stock Split by Margot Miles******
10.19    Waiver of Participation in Stock Split by Kenneth Bornstein******
10.20    Waiver of Participation in Stock Split by 35215 Yukon Inc. ******
10.21    Waiver of Participation in Stock Split by 35216 Yukon Inc. ******
10.22    Waiver of Participation in Stock Split by Natural Ventures Corp. ******
10.23    Waiver of Participation in Stock Split by Marquis Investments******
10.24    Agreement with Eurotech Capital Ventures to waive the license extinguishment provision in the original agreement dated November 10, 2004.*******


                                      II-3




10.25    Royalty Agreement between the Company and Eurotech Capital Ventures Ltd. dated
         November 10, 2004 with exhibits and addendums dated January 1, 2005,
         December 13, 2005 and December 23, 2005********.

10.26    Addendum to Royalty between the Company and Eurotech Capital Ventures Ltd.*********
21       Subsidiaries*
23.1     Consent of Jewett Schwartz & Associates

23.2     Consent of Counsel, as in Exhibit 5.1

* Filed as part of the original SB-2 Registration Statement with the SEC on March 16, 2005.

** Filed as part of Amendment No. 1 to SB-2 Registration Statement with the SEC on July 6, 2005.

*** Filed as part of Amendment No. 2 to SB-2 Registration Statement with the SEC on August 26, 2005.

**** Filed as part of Amendment No. 3 to SB-2 Registration Statement with the
     SEC on September 26, 2005.

*****Filed as part of Amendment No. 4 to SB-2  Registration  Statement  with the
     SEC on October 21, 2005.

******Filed as part of Amendment No. 5 to SB-2  Registration  Statement with the
      SEC on November 29, 2005.


******* Filed as part of Amendment No. 6 to SB-2 Registration Statement with the
        SEC on December 14, 2005.

******** This exhibit encompasses the original Eurotech agreement filed as
Exhibit 10.2 as well as the addendum filed as Exhibit 10.7, the addendum filed as Exhibit 10.24 and the a new addendum not previously filed. It also includes Schedule A to the Agreement which was not originally filed. Filed as part of Amendment No. 7 to SB-2 Registration Statement with SEC on December 29, 2005.


********* Filed as part of Amendment No. 8 to SB-2 Registration Statement with the SEC on January 10, 2006.




ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a) Rule 415 Offering Undertaking:

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;


     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)         Rule 430A under the Securities Act undertaking:

The undersigned registrant hereby undertakes:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or
     (4) or 497(h) under the Securities Act (Sec. 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

(1) If the small business issuer is relying on Rule 430B (ss.230.430B of this chapter):

(i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) (ss.230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or
     (b)(7)  (ss.230.424(b)(2),  (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (ss.230.415(a)(1)(i),
     (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the small business issuer is subject to Rule 430C (ss.230.430C of this chapter), include the following: Each prospectus filed pursuant to Rule 424(b)(ss.230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.



Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

                                   SIGNATURES



In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Pacific Grove, State of California on January 24, 2006.


                     By:  /s/ Christopher Miles
                     ---------------------------------
                              CHRISTOPHER MILES
                              President, Chief Executive Officer,
                              Chief Financial Officer and
                              Chairman of the Board of Directors


                                POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Christopher Miles, true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


By: /s/  Christopher Miles     President, Chief Executive Officer,
------------------------       Chief Financial Officer and
         Christopher Miles     Chairman of the Board of Directors

By: /s/  Margot Miles          Treasurer and Director
------------------------
         Margot Miles



Dated: January 24, 2006





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